Exhibit 10.23

Salary Protection Agreement
Executive Officers

It is the Company’s practice to pay to any executive officer whose employment is involuntarily terminated without cause his/her base salary for up to twelve months following termination or until the officer secures other employment, if such employment occurs within the twelve month period.